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                                                                 EXHIBIT 12.1


              SUNDSTRAND CORPORATION AND CONSOLIDATED SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges



                                                           Nine Months
                                                              Ended
                                                          September 30,                          Year Ended December 31,
                                                      ----------------------        -----------------------------------------------
                                                        1998          1997           1997      1996       1995      1994      1993
                                                      --------      --------        ------    ------     ------    ------    ------
Earnings Available for Fixed Charges:
Income from continuing operations before
  Income taxes and cumulative effect of
  accounting change                                    254.0         208.0          294.0     184.0      135.0     149.4      133.3
Equity in undistributed earnings of less-
  than-fifty-percent-owned companies                    (0.4)         (1.1)          (1.6)     (1.0)      (1.0)                (0.4)
Fixed charges, excluding capitalized
  Interest                                              28.2          25.2           34.3      33.3       38.0      34.5       45.5
                                                      -------       -------        -------   -------    -------   -------    -------
                                                       281.8         232.1          326.7     216.3      172.0     183.9      178.4
                                                      =======       =======        =======   =======    =======   =======    =======



Fixed Charges:
Interest and expense on Indebtedness,                   25.0          22.0           30.0      29.0       33.0      29.6       40.0
  excluding capitalized Interest
Capitalized Interest                                     0.1           0.1            0.1       0.3        0.1       0.3        0.1
One-third of rental expense, net of
  subleasing, for operating leases                       3.2           3.2            4.3       4.3        5.0       4.9        5.5
                                                      -------       -------        -------   -------    -------   -------    -------
                                                        28.3          25.3           34.4      33.6       38.1      34.8       45.6
                                                      =======       =======        =======   =======    =======   =======    =======



Ratio of Earnings to Fixed Charges                     10.0           9.2            9.5       6.4        4.5       5.3        3.9
                                                      =======       =======        =======   =======    =======   =======    =======
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